Exhibit 10.1
ADVISORY SERVICES AGREEMENT
          THIS ADVISORY SERVICES AGREEMENT (the “Agreement”) is made and entered into as of the 17th day of February, 2006 (the “Effective Date”), by and between HELMERICH & PAYNE, INC. (the “Company”) and George S. Dotson (“Dotson”).
W I T N E S S E T H:
          WHEREAS, Dotson possesses extensive expertise and experience in the area of oil and gas contract drilling;
          WHEREAS, Dotson has agreed to provide certain advisory services to the Company and to receive payment therefor pursuant to this Agreement.
          NOW, THEREFORE, in consideration of the mutual covenants herein, the parties agree as follows:
          1. Term. The term of this Agreement shall be March 1, 2006 to February 28, 2007 (the “Term”) unless terminated earlier as provided herein.
          2. Services. During the Term of this Agreement, Dotson shall provide advice and expertise with respect to special projects that are identified by the Chief Executive Officer of the Company. Specifically, Dotson shall provide management and customer relations training to selected officers of the Company. Dotson shall also assist the Company with development of international markets and identifying future business development opportunities. Dotson shall work with the Chief Executive Officer in developing and implementing a Cost Analysis and Management Information Scorecard. It is anticipated that Dotson will provide approximately 70 hours of services to the Company per month. Dotson shall not be prevented from engaging in other consulting projects or endeavors which are not in direct conflict with the business of the Company or its subsidiaries or his duties under this Agreement.
          3. Fee.
              (a) In consideration for the performance of the services described in Section 2 hereof, during the Term, Dotson shall be paid a monthly fee of $25,000, payable at the end of each month.
              (b) Expenses. Dotson shall be entitled to receive reimbursement for all reasonable business and travel expenses incurred for the benefit of the Company (including business class travel for international air flights), all under and in accordance with the policies, practices and procedures of the Company as approved and interpreted by the Chief Executive Officer of the Company.

          4. Independent Contractor. Dotson is retained by the Company as an independent contractor and not as an “agent” or “employee” of the Company. During the Term of this Agreement, Dotson shall hold himself out as an independent contractor and not as an “agent” or “employee” of the Company. Accordingly, the Company will not provide nor will it be responsible to pay for, wages or benefits to Dotson. Further, Dotson shall be responsible for withholding of applicable federal and state income tax and such other insurance and payroll deductions as required by law. Dotson is responsible, where necessary, to secure at his sole cost, worker’s compensation insurance, disability benefits or any other insurance as may be required by law.
          5. Indemnity. The Company shall indemnify and hold harmless Dotson against and in respect of any and all damages, claims, losses, expenses, costs, obligations and liabilities (including reasonable attorney’s fees) incident to any suit, action, investigation, claim or proceeding which Dotson may incur or may suffer as a direct result of providing services pursuant to this Agreement; provided, that the foregoing indemnification shall not include or apply to any loss or liability arising out of any act or omission of Dotson which resulted from his fraud, gross negligence or willful misconduct or breach or default under this Agreement.
          6. Compliance with Applicable Laws. During the Term of this Agreement, Dotson will comply with all applicable laws, rules and regulations with regard to his performance of services hereunder.
          7. Termination.
              (a) Expiration. This Agreement shall terminate upon the expiration of the Term as provided in Section 1.
              (b) Early Termination. Either party can terminate this Agreement at any time for any reason upon 60 days prior written notice to the other party.
              (c) Death or Disability. This Agreement will immediately terminate upon the death or disability of Dotson.
          8. Obligations of Company Upon Termination. If this Agreement is terminated as provided in Section 7 above, then this Agreement shall terminate without further obligation to Dotson, other than those obligations accrued or earned by Dotson as of the date of termination. In the event of termination, Dotson shall return all property of Company within thirty (30) days of termination.
          9. Confidentiality. All information received by Dotson regarding the Company including its business, operations, trade secrets or assets shall be confidential and shall not be disclosed to any third party except as specifically required for Dotson to perform his services under this Agreement.
          10. Successors and Binding Effect.
              (a) Assignment. This Agreement shall not be assignable by either party without prior written consent of the other party.

              (b) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective personal or legal representatives, executors, administrators, successors, heirs, assigns, distributees, devisees and legatees.
          11. Miscellaneous.
              (a) Construction. This Agreement is intended to be interpreted and construed and enforced in accordance with the laws of the State of Oklahoma.
              (b) Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
              (c) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective heirs, successors, assigns or the legal representatives as the case may be.
              (d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid. Notices and communications shall be effective when actually received by the addressee unless otherwise specifically provided in this Agreement.
              (e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.
              (f) No Waiver. The failure of either party to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.
              (g) Entire Agreement. This Agreement contains the entire understanding of the Company and Dotson with respect to the subject matter hereof.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

HELMERICH & PAYNE, INC.

By:

Hans Helmerich, President & CEO

GEORGE S. DOTSON

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